EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ANACOR PHARMACEUTICALS, INC.

        The undersigned hereby certifies that:

        1.     He is the duly elected and acting President and Chief Executive Officer of Anacor Pharmaceuticals, Inc., a Delaware corporation.

        2.     The original Certificate of Incorporation was filed with the Secretary of the State of Delaware on December 14, 2000, under the name "AnaMax, Inc."

        3.     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Amended and Restated Certificate of Incorporation (the "Certificate of Amendment") amends this corporation's Certificate of Incorporation as follows:

          (a)   A new Article IV(D) is added to this corporation's Certificate of Incorporation to read in its entirety as follows

            "D.      Effective immediately, (i) each five (5) outstanding shares of the Corporation's Common Stock shall be combined and reconstituted as one (1) share of the Corporation's outstanding Common Stock, (ii) each five (5) outstanding shares of the Corporation's Series A-1 Preferred shall be combined and reconstituted as one (1) share of the Corporation's outstanding Series A-1 Preferred, (iii) each five (5) outstanding shares of the Corporation's Series A-2 Preferred shall be combined and reconstituted as one (1) share of the Corporation's outstanding Series A-2 Preferred, (iv) each five (5) outstanding shares of the Corporation's Series B Preferred shall be combined and reconstituted as one (1) share of the Corporation's outstanding Series B Preferred, (v) each five (5) outstanding shares of the Corporation's Series C Preferred shall be combined and reconstituted as one (1) share of the Corporation's outstanding Series C Preferred, (vi) each five (5) outstanding shares of the Corporation's Series D Preferred shall be combined and reconstituted as one (1) share of the Corporation's outstanding Series D Preferred, and (vii) each five (5) outstanding shares of the Corporation's Series E Preferred shall be combined and reconstituted as one (1) share of the Corporation's outstanding Series E Preferred (collectively, the "Reverse Stock Split"); provided, that all shares of Common Stock held by each holder shall be aggregated immediately prior to the effectiveness of the Reverse Stock Split; provided further, that all shares of a series of Preferred Stock held by each holder shall be aggregated immediately prior to the effectiveness of the Reverse Stock Split; provided further, that if the Reverse Stock Split would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the effective date of the Reverse Stock Split as determined in good faith by the Corporation's Board of Directors. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock or Preferred Stock are surrendered to the Company or its transfer agent; provided however, that the Corporation shall not be obligated to issue certificates evidencing the shares resulting from the Reverse Stock Split unless either the certificates evidencing such shares of Common Stock or Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Notwithstanding the foregoing, the par value of each share of the Corporation's outstanding Common Stock and Preferred Stock will not be adjusted in connection with the Reverse Stock Split. All share amounts, dollar amounts and other provisions in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Reverse Stock Split, and no further adjustments shall be made to the share amounts, dollar amounts and other provisions, except in the case of any stock splits, reverse splits, recapitalization and the like occurring after the effective time of the Reverse Stock Split."

          (b)   Section 1(d) of Article V(A) of this corporation's Certificate of Incorporation is amended to read in its entirety as follows:

            "(d)    "Original Purchase Price" shall mean $3.5475 for each share of Series A Preferred, $5.9892 for each share of Series B Preferred, $4.45 for each share of Series C Preferred, $8.65 for each share of Series D Preferred and $16.936 for each share of Series E Preferred, subject to equitable and proportional adjustment in the event of stock splits, reverse splits, recapitalization and the like."

          (c)   Section 3(a) of Article V(A) of this corporation's Certificate of Incorporation is amended to read in its entirety as follows:

            "(a)    Series C, Series D and Series E Preferred Stock Liquidation Preference.    In the event of any liquidation, dissolution or winding up of the Corporation ("Liquidation"), either voluntary or involuntary, the holders of Series C Preferred, Series D Preferred and Series E Preferred then held by them shall be entitled to receive, for each such share of Preferred Stock, out of the assets of the Corporation, $4.45 in the case of Series C Preferred, $8.65 in the case of Series D Preferred and $16.936 in the case of Series E Preferred, in each case as adjusted for stock splits, stock dividends recapitalizations and the like, plus, in each case, an amount equal to all declared and unpaid dividends thereon (the "Series C, Series D and Series E Liquidation Preference"), if any, to the date that payment is made, before any payment shall be made or any assets distributed to the holders of Series A Preferred, Series B Preferred and Common Stock. If upon the Liquidation, the assets to be distributed among the holders of Series C Preferred, Series D Preferred and Series E Preferred are insufficient to permit the payment to such holders of the full Series C, Series D and Series E Liquidation Preference for their shares, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred, Series D Preferred and Series E Preferred in proportion to the aggregate Series C, Series D and Series E Liquidation Preference each such holder is otherwise entitled to receive."

          (d)   Section 3(b) of Article V(A) of this corporation's Certificate of Incorporation is amended to read in its entirety as follows:

            (b)    Series A and Series B Preferred Stock Liquidation Preference.    In the event of any Liquidation, either voluntary or involuntary, and following the payment of the Series C, Series D and Series E Liquidation Preference, the holders of Series A Preferred and Series B Preferred then held by them shall be entitled to receive, for each such share of Preferred Stock, out of the assets of the Corporation, $3.5475 in the case of the Series A Preferred and $5.9892 in the case of the Series B Preferred, in each case as adjusted for stock splits, stock dividends recapitalizations and the like, plus, in each case, an amount equal to all declared and unpaid dividends thereon (the "Series A and Series B Liquidation Preference"), if any, to the date that payment is made, before any payment shall be made or any assets distributed to the holders of Common Stock. If upon the Liquidation, the assets to be distributed among the holders of the Series A Preferred and the Series B Preferred are insufficient to permit the payment to such holders of the full Series A and Series B Liquidation Preference for their shares, then the entire assets of the Corporation legally available for distribution to such holders shall be distributed with equal priority and pro rata among the holders of the Series A

    Preferred and Series B Preferred in proportion to the aggregate Series A and Series B Liquidation Preference each such holder is otherwise entitled to receive."

          (e)   Section 4(a) of Article V(A) of this corporation's Certificate of Incorporation is amended to read in its entirety as follows:

            "(a)    Right to Convert.    Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock. Each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be convertible into that number of fully-paid and nonassessable shares of Common Stock that is equal to the Original Purchase Price of such series of Preferred Stock divided by the Conversion Price (as hereinafter defined) of such series of Preferred Stock. The "Conversion Price" shall mean, in the case of Series A Preferred, $3.5475 per share, in the case of Series B Preferred, $4.55 per share, in the case of Series C Preferred, $4.45 per share, in the case of Series D Preferred, $8.65 per share, and in the case of Series E Preferred, $16.936 per share, in each case subject to adjustment as provided herein. The number of shares of Common Stock into which each share of Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate.""

          (f)    Section 4(b) of Article V(A) of this corporation's Certificate of Incorporation is amended to read in its entirety as follows:

            "(b)    Automatic Conversion.    Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate for such share immediately before the closing of an underwritten public offering of Common Stock pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on Form S-1 (as defined in the Securities Act), which results in aggregate gross cash proceeds to the Corporation of at least $35,000,000 (net of underwriting discounts and commissions) at a price per share of at least $16.936, subject to equitable and proportional adjustment in the event of stock splits, reverse splits, recapitalization and the like (a "Qualified Public Offering"). In addition, each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Rate for such share immediately upon the affirmative vote of the holders of at least 70% of the then outstanding shares of Preferred Stock, voting together as a single class. Each share of Series A-2 Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Rate for such share immediately upon the conversion of the Series A-1 Preferred into shares of Common Stock pursuant to this Section 4(b)."

          (g)   Section 5(c) of Article V(A) of this corporation's Certificate of Incorporation is amended to read in its entirety as follows:

            "(c)    Election of Directors.    The holders of Series A-1 Preferred and Series B Preferred, voting together as a separate and single class, shall be entitled to nominate and elect two (2) directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors, so long as at least 280,000 shares of Series A-1 Preferred and Series B Preferred (as adjusted for splits, reverse splits, recapitalizations and the like) remain outstanding (the "Series A and Series B Directors"). The holders of Series C Preferred and Series D Preferred, voting together as a separate and single class, shall be entitled to nominate and elect two (2) directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors, so long as at least 600,000 shares of Series C Preferred and Series D Preferred (as adjusted for splits, reverse splits, recapitalizations and the like) remain outstanding (the "Series C and Series D Directors"). The holders of Series E Preferred, voting together as a separate and single class, shall be entitled to nominate and elect one (1) director at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director, so long as at least 300,000 shares of Series E Preferred (as adjusted for splits, reverse splits, recapitalizations and the like) remain outstanding (the "Series E Director"). The holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors (the "Joint Directors")."

          (h)   The first sentence of Section 6(a) of Article V(A) of this corporation's Certificate of Incorporation is amended to read in its entirety as follows:

            "(a)     So long as 1,100,000 shares of Preferred Stock (as adjusted for splits, reverse splits, recapitalizations and the like) remain outstanding, in addition to any other class vote that may be required by applicable law, the Corporation shall not (whether by merger or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 70% of the then outstanding shares of Preferred Stock (on an as-converted basis):"

          (i)    The Section 6(a)(viii) of Article V(A) of this corporation's Certificate of Incorporation is amended to read in its entirety as follows:

        "(viii)  increase the size of the Corporation's aggregate stock option pool to greater than 2,544,288 shares of Common Stock;"

          (j)    The first sentence of Section 6(b) of Article V(A) of this corporation's Certificate of Incorporation is amended to read in its entirety as follows:

            "(b)     So long as 900,000 shares of Series C Preferred, Series D Preferred and Series E Preferred (as adjusted for splits, reverse splits, recapitalizations and the like) remain outstanding, in addition to any other class vote that may be required by applicable law, the Corporation shall not (whether by merger or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 70% of the then outstanding shares of Series C Preferred, Series D Preferred and Series E Preferred, voting together as a single class:"

          (k)   Section 6(c) of Article V(A) of this corporation's Certificate of Incorporation is amended to read in its entirety as follows:

            "(c)     So long as 300,000 shares of Series E Preferred (as adjusted for splits, reverse splits, recapitalizations and the like) remain outstanding, in addition to any other series or class vote that may be required by applicable law, the Corporation shall not (whether by merger or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 70% of the then outstanding shares of Series E Preferred, voting together as a single class, alter or change the rights, preferences or privileges of the shares of the Series E Preferred in any way that would adversely effect the rights of the holders of Series E Preferred in a manner differently than holders of any other series of Preferred Stock."

        4.     The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

        Executed at Palo Alto, California, on November 10, 2010.

/s/ David P. Perry David P. Perry President and Chief Executive Officer